EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Quarterly revenue of $1.13 billion, 4% above high end of guidance;

GAAP EPS of $1.88 and adjusted EPS of $2.48

DALLAS – (February 16, 2023) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its fourth quarter and full year 2022 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2022	% Change Q4 2021	Full Year 2022	% Change Full Year 2021
Revenue	$1,125.5	(17)%	$5,243.2	32%
Gross profit	$375.3	(14)%	$1,716.7	31%
Net income	$81.8	(30)%	$444.1	36%
Diluted EPS	$1.88	(22)%	$9.90	45%
Adjusted diluted EPS*	$2.48	(16)%	$11.90	48%
Adjusted EBITDA*	$174.6	(22)%	$846.7	33%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

2022 & Recent Highlights

•	High vacancies and voluntary turnover in healthcare continue to support demand for our total talent solutions. AMN is moving aggressively to help clients deliver high-quality care at a manageable cost.
•	Despite tough year-over-year comparisons, AMN delivered Q4 2022 financial results that exceeded our expectations for all business segments.
•	Our VMS and MSP solutions in 2022 surpassed $12 billion in gross spend under management.
•	Full year operating cash flow was $654 million, and we ended the year with $65 million in cash and $850 million of debt.
•	We expanded our revolving credit facility to $750 million while maintaining the same pricing and extending its maturity by three years.
•	The Board of Directors increased our stock repurchase authorization by $500 million. Including $275 million of buybacks since November 2022, we have $551 million remaining on the authorization.

•	Strong cash flows and increased borrowing capacity bolster our commitment to a robust capital deployment strategy that includes internal investments and potential acquisitions and stock repurchases.
•	AMN was awarded the National Association of Corporate Directors Diversity, Equity and Inclusion Award. This honor called out our board and company-wide DEI practices and the powerful impact they make for all stakeholders.

“I am profoundly grateful for the work our highly skilled professionals and AMN team members did with the nation's vitally important healthcare organizations in 2022,” said Cary Grace, AMN President and Chief Executive Officer. “This was a year of extraordinary demand, and our team responded as never before to place more than 250,000 greatly needed healthcare professionals in temporary and permanent roles. Through the year, we also dealt with rapid change, flexing from unprecedented demand to helping clients optimize their workforce to manage the cost of delivering high-quality outcomes.

“I am excited to be leading the AMN team with the opportunities we have in front of us,” Ms. Grace added. “Our team is deeply committed to improving access to services for patients and clients as well as providing attractive work opportunities for healthcare professionals. The healthcare sector faces a future in which demand for care outpaces the supply of talent necessary to provide it. Clients are increasingly looking for broader workforce solutions, and as the market leader we are well positioned to serve this need.”

Fourth Quarter 2022 Results

Consolidated revenue for the quarter was $1.126 billion, a 17% decrease over prior year and 1% lower than prior quarter. Net income was $82 million (7.3% of revenue), or $1.88 per diluted share, compared with $116 million (8.5% of revenue), or $2.42 per diluted share, in the same quarter last year. Adjusted diluted EPS was $2.48 compared with $2.95 in the year-ago quarter.

Revenue for the Nurse and Allied Solutions segment was $825 million, flat sequentially and lower by 24% year over year, comparing against a quarter that saw some of the highest labor shortages of the pandemic. Travel Nurse revenue was down 24% year over year and was flat

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sequentially. Allied revenue rose by 6% year over year and was 3% higher sequentially. Labor disruption revenue in the quarter was $10 million.

The Physician and Leadership Solutions segment reported revenue of $168 million, higher by 2% year over year and down 4% sequentially. Locum tenens revenue of $103 million grew 4% year over year and was down 2% versus the prior quarter. Interim leadership revenue was 4% higher year over year and down 5% sequentially. Search revenue was lower by 10% year over year and 13% quarter over quarter.

Technology and Workforce Solutions segment revenue was $133 million reflecting an increase of 14% year over year and lower by 1% sequentially. Language interpretation services powered the segment's growth, with revenue of $58 million up 23% year over year and 5% compared with the prior quarter. VMS revenue of $55 million grew by 5% year over year and was down 9% sequentially reflecting the normalizing trend in staffing demand and bill rates.

Consolidated gross margin was 33.3%, higher by 140 basis points year over year and lower by 50 basis points sequentially. The year-over-year improvement stemmed primarily from a revenue mix shift toward higher-margin businesses.

SG&A expenses were $219 million or 19.5% of revenue, compared with $239 million, or 17.5% of revenue, in the same quarter last year. SG&A was $215 million, or 18.9% of revenue, in the previous quarter. Year over year, employee and office expenses were lower with less revenue and a more normal operating environment. The quarter-over-quarter increase was driven primarily by higher allowances for credit losses.

Income from operations was $119 million, or 10.6% of revenue, compared with $169 million, or 12.4% of revenue, in the same quarter last year. Adjusted EBITDA was $175 million, with a year-over-year decrease of 22%. Adjusted EBITDA margin was 15.5%, lower by 80 basis points year over year and a decrease of 50 basis points sequentially. Adjusted EBITDA margin exceeded guidance due to operating leverage on above-guidance revenue.

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Full Year 2022 Results

Full year 2022 consolidated revenue was $5.243 billion, a 32% increase from prior year. Full year net income was $444 million (8.5% of revenue), or $9.90 per diluted share, compared with $327 million (8.2% of revenue), or $6.81 per diluted share, in the prior year. Adjusted diluted EPS was $11.90 compared with $8.03 in 2021.

Nurse and Allied Solutions segment revenue was $3.982 billion, a year-over-year increase of 33%. The Physician and Leadership Solutions segment recorded revenue of $698 million, 17% higher compared with the prior year. Technology and Workforce Solutions segment revenue was $563 million, 41% higher year over year.

Full year consolidated gross margin was 32.7% compared with 32.9% for the prior year. Growth of our Nurse and Allied Solutions segment and compensation increases for our healthcare professionals were mostly offset by a revenue mix shift toward our high-margin Technology and Workforce Solutions segment.

Full year consolidated SG&A expenses were $937 million, representing 17.9% of revenue as compared to $730 million, representing 18.3% of revenue, for the prior year. The year-over-year increase in SG&A expenses was primarily due to increased employee expenses as we added resources to deal with growth.

Full year income from operations was $647 million, or 12.3% of revenue, compared with $478 million, or 12.0% of revenue, in the prior year. Adjusted EBITDA was $847 million, a year-over-year increase of 33%. Adjusted EBITDA margin was 16.1%, 20 basis points higher year over year.

At December 31, 2022, cash and cash equivalents totaled $65 million. Cash flow from operations was $115 million for the quarter and $654 million for the full year, including payment of $24 million in payroll taxes that had been deferred under the CARES Act. Capital expenditures were $25 million in the quarter and $76 million for the year. The Company ended the year with total debt outstanding of $850 million and a net leverage ratio of 1.0 to 1.

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On February 10, 2023, the Company closed on a $750 million revolving credit facility, adding $350 million to its borrowing capacity. Pricing was converted to SOFR from LIBOR with the same terms for drawn interest rate and undrawn capacity fees, with maturity extended by three years to February 2028. The expanded credit facility also includes an increased accordion capacity to $700 million and other improved terms.

In the fourth quarter of 2022 and first quarter 2023 to date, the Company spent $274.8 million before broker fees to repurchase 2,393,046 shares of its stock. The Company's Board of Directors approved an additional $500 million for its share repurchase authorization on February 7, 2023. As of that date, $551 million remained under the authorization.

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First Quarter 2023 Outlook

Metric	Guidance*
Consolidated revenue	$1.100-1.130 Billion
Gross margin	32.6% - 33.1%
SG&A as percentage of revenue	18.3% - 18.8%
Operating margin	11.0% - 11.7%
Adjusted EBITDA margin	15.4% - 15.9%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Consolidated revenue in the first quarter of 2023 is projected to be 27-29% lower than the record-high revenue of the year-ago period. Nurse and Allied Solutions segment revenue is expected to be flat sequentially and 32-34% below prior year. We expect Physician and Leadership Solutions segment revenue in the first quarter to be down 10-12% year over year. Technology and Workforce Solutions segment revenue also is expected to be down 10-12% year over year. Guidance assumes an immaterial amount of labor disruption revenue in the quarter.

Gross margin is expected to be higher by approximately 90 basis points year over year, driven by an improved Nurse and Allied margin and a revenue mix shift toward our higher-margin businesses.

Other first quarter estimates include depreciation expense of $14 million, non-cash amortization expense of $22 million, stock-based compensation expense of $9 million, interest expense of $9 million, integration and other expenses of $3 million, an adjusted tax rate of 28%, and 42.0 million weighted average diluted shares.

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Conference Call on February 16, 2023

AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its fourth quarter and full year 2022 financial results and first quarter 2023 outlook on Thursday, February 16, 2023, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through this webcast link, which also will be available at AMN Healthcare’s investor relations website. Interested parties may participate live via telephone by registering at this conference call link. Please follow the link and register with a valid e-mail address. A PIN will be provided to you with dial-in instructions. If you lose track of these details, please re-register at the conference call link above.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, direct higher and retained search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication

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(“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning

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our capital deployment strategy, the potential for acquisitions or stock repurchases, healthcare utilization, the duration and severity of the labor shortage, and the demand and supply imbalance of healthcare professionals, pay rates for our healthcare professionals, our ability to offer attractive work opportunities, our ability to expand our technology-enabled solutions, demand for our services, and our outlook for 2023 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin, adjusted EBITDA margin, first quarter year-over-year revenue performance for each of our Nurse and Allied, Physician and Leadership, and Technology and Workforce Solutions reporting segments, and our first quarter 2023 guidance for labor disruption revenue, our Nurse and Allied gross margin, our revenue mix, depreciation expense, stock-based compensation expense, interest expense, integration and other expenses, adjusted tax rate, amortization expense and weighted average diluted shares. In addition, the financial results set forth in this press release reflect the Company's current preliminary financial results prior to completion of the Company's audit process and are subject to change. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements as a result of a variety of factors, including consummating and incorporating acquisitions into our business, complying with extensive federal and state regulations related to the conduct of our operations, and continuing to recruit and retain sufficient quality healthcare professionals at reasonable costs.

The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand trends, our business, its financial condition and our results of operations, (ii) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (iii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (iv) the extent

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to which the extent and duration challenging economic times will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (v) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (vii) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (viii) the extent to which challenging economic times will have on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (ix) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (x) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xiii) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, and (xi) our ability to consummate and effectively incorporate acquisitions into our business.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2021, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2022	2021	2022	2022	2021
Revenue	$1,125,511	$1,363,045	$1,138,586	$5,243,242	$3,984,235
Cost of revenue	750,258	928,720	753,560	3,526,558	2,674,634
Gross profit	375,253	434,325	385,026	1,716,684	1,309,601
Gross margin	33.3%	31.9%	33.8%	32.7%	32.9%
Operating expenses:
Selling, general and administrative (SG&A)	219,148	238,678	215,419	936,576	730,451
SG&A as a % of revenue	19.5%	17.5%	18.9%	17.9%	18.3%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	36,838	27,054	33,239	133,007	101,152
Total operating expenses	255,986	265,732	248,658	1,069,583	831,603
Income from operations	119,267	168,593	136,368	647,101	477,998
Operating margin (1)	10.6%	12.4%	12.0%	12.3%	12.0%

Interest expense, net, and other (2)	11,768	9,799	8,961	40,398	34,077

Income before income taxes	107,499	158,794	127,407	606,703	443,921

Income tax expense	25,702	42,577	34,962	162,653	116,533
Net income	$81,797	$116,217	$92,445	$444,050	$327,388
Net income as a % of revenue	7.3%	8.5%	8.1%	8.5%	8.2%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	150	(325)	(219)	(644)	(335)
Other comprehensive income (loss)	150	(325)	(219)	(644)	(335)

Comprehensive income	$81,947	$115,892	$92,226	$443,406	$327,053

Net income per common share
Basic	$1.89	$2.43	$2.11	$9.96	$6.87
Diluted	$1.88	$2.42	$2.10	$9.90	$6.81
Weighted average common shares outstanding:
Basic	43,211	47,742	43,785	44,591	47,685
Diluted	43,470	48,091	44,039	44,870	48,045

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2022	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$64,524	$155,723	$180,928
Accounts receivable, net	675,650	724,966	789,131
Accounts receivable, subcontractor	268,726	253,954	239,719
Prepaid and other current assets	84,745	71,523	139,290
Total current assets	1,093,645	1,206,166	1,349,068
Restricted cash, cash equivalents and investments	61,218	64,883	64,482
Fixed assets, net	149,276	140,995	127,114
Operating lease right-of-use assets	16,266	18,505	27,771
Other assets	155,750	152,970	156,670
Goodwill	935,364	935,675	892,341
Intangible assets, net	476,832	499,067	514,460
Total assets	$2,888,351	$3,018,261	$3,131,906

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$476,452	$459,237	$425,257
Accrued compensation and benefits	333,244	338,833	354,381
Current portion of operating lease liabilities	8,090	8,226	11,383
Deferred revenue	11,825	15,060	15,950
Other current liabilities	28,322	69,890	162,419
Total current liabilities	857,933	891,246	969,390

Notes payable, net of unamortized fees and premium	843,505	843,210	842,322
Deferred income taxes, net	22,713	42,159	47,814
Operating lease liabilities	9,360	10,785	13,364
Other long-term liabilities	111,206	98,228	96,989
Total liabilities	1,844,717	1,885,628	1,969,879

Commitments and contingencies

Stockholders’ equity:	1,043,634	1,132,633	1,162,027

Total liabilities and stockholders’ equity	$2,888,351	$3,018,261	$3,131,906

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AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2022	2021	2022	2022	2021

Net cash provided by operating activities	$115,328	$77,985	$113,728	$653,733	$305,356
Net cash used in investing activities	(22,643)	(28,385)	(32,305)	(170,710)	(107,402)
Net cash used in financing activities	(176,342)	(3,665)	(3,835)	(591,865)	(34,895)
Effect of exchange rates on cash	–	(325)	–	–	(335)
Net increase (decrease) in cash, cash equivalents and restricted cash	(83,657)	45,610	77,588	(108,842)	162,724
Cash, cash equivalents and restricted cash at beginning of period	221,529	201,104	143,941	246,714	83,990
Cash, cash equivalents and restricted cash at end of period	$137,872	$246,714	$221,529	$137,872	$246,714

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AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2022	2021	2022	2022	2021
Reconciliation of Non-GAAP Items:

Net income	$81,797	$116,217	$92,445	$444,050	$327,388
Income tax expense	25,702	42,577	34,962	162,653	116,533
Income before income taxes	107,499	158,794	127,407	606,703	443,921
Interest expense, net, and other (2)	11,768	9,799	8,961	40,398	34,077
Income from operations	119,267	168,593	136,368	647,101	477,998
Depreciation and amortization	36,838	27,054	33,239	133,007	101,152
Depreciation (included in cost of revenue) (3)	1,186	772	1,091	4,104	2,545
Share-based compensation	5,396	7,322	4,898	30,066	25,217
Acquisition, integration, and other costs (4)	11,877	18,870	6,237	32,409	28,514
Adjusted EBITDA (5)	$174,564	$222,611	$181,833	$846,687	$635,426

Adjusted EBITDA margin (6)	15.5%	16.3%	16.0%	16.1%	15.9%

Net income	$81,797	$116,217	$92,445	$444,050	$327,388
Adjustments:
Amortization of intangible assets	22,235	15,997	20,884	83,078	63,015
Acquisition, integration, and other costs (4)	11,877	18,870	6,237	32,409	28,514
Fair value changes of equity investments and instruments (2)	3,429	–	–	3,429	(6,683)
Debt financing related costs	–	–	–	–	158
Tax effect on above adjustments	(9,761)	(9,065)	(7,051)	(30,918)	(22,101)
Tax effect of COLI fair value changes (7)	(1,823)	12	1,507	4,665	(2,767)
Excess tax benefits related to equity awards (8)	(139)	(37)	(727)	(2,971)	(1,820)
Adjusted net income (9)	$107,615	$141,994	$113,295	$533,742	$385,704

GAAP diluted net income per share (EPS)	$1.88	$2.42	$2.10	$9.90	$6.81
Adjustments	0.60	0.53	0.47	2.00	1.22
Adjusted diluted EPS (10)	$2.48	$2.95	$2.57	$11.90	$8.03

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AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2022	2021	2022	2022	2021
Revenue
Nurse and allied solutions	$824,619	$1,081,908	$828,317	$3,982,453	$2,990,103
Physician and leadership solutions	167,591	163,720	175,152	697,946	594,243
Technology and workforce solutions	133,301	117,417	135,117	562,843	399,889
	$1,125,511	$1,363,045	$1,138,586	$5,243,242	$3,984,235

Segment operating income (11)
Nurse and allied solutions	$105,085	$177,543	$115,182	$576,226	$461,311
Physician and leadership solutions	28,051	19,073	23,904	92,331	81,439
Technology and workforce solutions	66,864	55,626	71,145	299,390	187,578
	200,000	252,242	210,231	967,947	730,328
Unallocated corporate overhead (12)	25,436	29,631	28,398	121,260	94,902
Adjusted EBITDA (5)	$174,564	$222,611	$181,833	$846,687	$635,426

Gross Margin
Nurse and allied solutions	26.6%	27.0%	27.0%	26.3%	27.4%
Physician and leadership solutions	35.0%	35.1%	34.0%	34.5%	35.8%
Technology and workforce solutions	73.3%	72.0%	75.6%	76.0%	69.4%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (13)	15,183	14,827	14,722	15,859	12,861

Physician and leadership solutions
Days filled (14)	45,801	48,080	49,694	196,351	171,700
Revenue per day filled (15)	$2,259	$2,069	$2,134	$2,180	$2,054

	December 31,		September 30,
	2022	2021	2022
Leverage ratio (16)	1.0	1.1	0.8

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AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Operating Margin to

Guidance Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	March 31, 2023
	Low(17)	High(17)

Operating margin	11.0%	11.7%
Depreciation and amortization	3.3%	3.2%
EBITDA margin	14.3%	14.9%
Share-based compensation	0.9%	0.8%
Acquisition, integration, and other costs	0.2%	0.2%
Adjusted EBITDA margin	15.4%	15.9%

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(1)	Operating margin represents income from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and twelve months ended December 31, 2022, acquisition and integration costs were approximately $1,400,000 and $4,400,000, respectively, expenses related to the closures of certain office leases were approximately $2,600,000 and $15,300,000, respectively, certain legal expenses were approximately $9,000,000 and $13,800,000, respectively, and other nonrecurring expenses were approximately $600,000 and $1,800,000, respectively. Additionally, the aforementioned costs for the three and twelve months ended December 31, 2022 were partially offset by net decreases in contingent consideration liabilities for recently acquired companies of approximately $1,700,000 and $2,900,000, respectively. For the three and twelve months ended December 31, 2021, acquisition and integration costs were approximately $900,000 and $7,300,000, respectively, expenses related to the closures of certain office leases were approximately $8,700,000 and $11,500,000, respectively, and certain legal expenses were approximately $7,000,000. Additionally, acquisition, integration, and other costs for the three and twelve months ended December 31, 2021 included an adjustment of $2,264,000 to correct an immaterial out-of-period error identified in the fourth quarter related to the write-off of assets recognized in prior years from costs incurred to fulfill a contract with a customer.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to

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provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

(10)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(13)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(14)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(17)	Guidance percentage metrics are approximate.

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